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                                                                      EXHIBIT 11

                         THERMO BIOANALYSIS CORPORATION

                       COMPUTATION OF EARNINGS PER SHARE


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                                                                    YEAR ENDED
                                                  ----------------------------------------------
                                                  DECEMBER 31,     DECEMBER 30,     DECEMBER 28,
                                                      1994             1995             1996
                                                  ------------     ------------     ------------
COMPUTATION OF PRIMARY EARNINGS (LOSS) PER
  SHARE:
Net Income (Loss)(a)............................   $2,400,000       $2,514,000       $ (436,000)
                                                       ------           ------           ------
Shares:
  Weighted average shares outstanding...........    6,500,000        7,693,637        8,542,324
  Add: Shares issuable from assumed exercise of
     options (as determined by the application
     of the treasury stock method)..............      117,450          117,450           58,725
                                                       ------           ------           ------
  Weighted average shares, as adjusted(b).......    6,617,450        7,811,087        8,601,049
                                                       ------           ------           ------
Primary Earnings (Loss) per Share (a)/(b).......   $      .36       $      .32       $     (.05)
                                                       ======           ======           ======
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